                          UNITED STATES                -------------------------
               SECURITIES AND EXCHANGE COMMISSION            OMB APPROVAL
                     WASHINGTON, D.C. 20549            -------------------------
                                                       OMB Number: 3235-0058
                           FORM 12b-25                 Expires: January 31, 2002
                                                       Estimated average burden
                                                       hours per response...2.50
                   NOTIFICATION OF LATE FILING         -------------------------

                                                        ----------------------
                                                            SEC FILE NUMBER

                                                        ----------------------

                                                        ----------------------
                                                              CUSIP NUMBER

                                                        ----------------------

(Check one):  [ ] Form 10-K   [ ] Form 20-F    [ ] Form 11-K
              [X] Form 10-QSB [ ] Form N-SAR

         For Period Ended:   3/31/01
                           -----------------------------------------
         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended:
                                         ----------------------------------

--------------------------------------------------------------------------------
  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
   NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

PART I -- REGISTRANT INFORMATION

COLLEGELINK.COM INCORPORATED
--------------------------------------------------------------------------------
Full Name of Registrant


--------------------------------------------------------------------------------
Former Name if Applicable

251 Thames Street #8
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Bristol, RI 02809
--------------------------------------------------------------------------------
City, State and Zip Code



PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be
[X] filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

                                   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE
(ATTACH EXTRA SHEETS IF NEEDED)    COLLECTION OF INFORMATION CONTAINED IN THIS
                                   FORM ARE NOT REQUIRED TO RESPOND UNLESS THE
SEC 1344 (2-99)                    FORM DISPLAYS A CURRENTLY VALID OMB CONTROL
                                   NUMBER.

PART IV -- OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

          Richard A. Fisher               401              254-8800
          ------------------------   ------------    --------------------
                  (Name)              (Area Code)     (Telephone Number)


     (2) Have all other periodic reports under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
          filed? If the answer is no, identify report(s).   [X] Yes   [ ] No

          ----------------------------------------------------------------------

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
          report or portion thereof?                        [ ] Yes   [X] No

          If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


--------------------------------------------------------------------------------

                          CollegeLink.com Incorporated
      -------------------------------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   May 15, 2001                   By:  /s/ Richard A. Fisher
    --------------------------            --------------------------------------


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

--------------------------------------------------------------------------------
                                    ATTENTION
   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).
--------------------------------------------------------------------------------

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240, 12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of the public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).

PART III -- NARRATIVE

On May 15, 2001 the Registrant amended its Forms 10-KSB for its fiscal year ended June 30, 2000 and its transition year ended December 31, 2000. There was not sufficient time for Registrant to make any adjustments to its Form 10-QSB otherwise due on May 15, 2001 that may be required as a result of the amendments made to the Company's Forms 10-KSB.